CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 for Clear Capital Holdings, Inc., or our report dated July, 2001, relating to the May 31, 2001 financial statements of Clear Capital Holdings, Inc., which appear in such Prospectus. We also consent to the reference to us under the heading "Experts".



/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
July 18, 2001